SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	August 20, 2002

CHELSEA PROPERTY GROUP, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-12328 (Commission File Number)	22-3251332 (IRS Employer ID Number)

103 Eisenhower Parkway, Roseland, New Jersey	07068

(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code: (973) 228-6111

(Former name or former address, if changed since last report)

Item 2.            Acquisition or Disposition of Assets.

           On August 20, 2002, Chelsea acquired from Fortress Investment Group, LLC its 51% interest in four manufacturers outlet centers originally jointly acquired by Chelsea and Fortress from Prime Retail, Inc. on December 22, 2000. Chelsea originally had a 49% economic interest in the four centers and provided the operating management, leasing and marketing services for the centers. The centers contain 1.6 million square feet of gross leasable area and consist of Gilroy Premium Outlets, a 577,000 square-foot center in Gilroy, California (San Jose/Silicon Valley region); Lighthouse Place Premium Outlets, a 491,000 square-foot center in Michigan City, Indiana; Waterloo Premium Outlets, a 392,000 square-foot center in Waterloo, New York (Finger Lakes region); and Kittery Premium Outlets, a 131,000 square-foot grouping of outlets in Kittery, Maine. Chelsea paid $58.9 million in cash for the interest owned by Fortress, thereby valuing the properties at $285 million (including $169.6 million of mortgage debt). Chelsea intends to continue to use the assets acquired as manufacturers outlet centers.

           The funds used by Chelsea to consummate the acquisition were derived from borrowings under Chelsea's Amended and Restated Credit Agreement dated as of July 31, 2002 with a group of bank lenders, with Fleet National Bank, as agent, Bank of America, N.A., Commerzbank AG, New York Branch, PNC Bank, National Association, Wachovia Bank, National Association and Bayerische Landesbank, Cayman Islands Branch. The Credit Agreement provides Chelsea with $200 million of revolving credit facilities.

           Chelsea and Fortress Investment Group, LLC had formed F/C Acquisition Holdings LLC, a Delaware Limited liability company, pursuant to a Limited Liability Company Agreement dated December 22, 2000 (the "Operating Agreement"). The purchase by Chelsea of the Fortress interest was effectuated through the buy/sell provision in the Operating Agreement pursuant to which Chelsea elected to buy the interest of Fortress. The repurchase involved the assignment by Fortress to Chelsea of its interest under the Operating Agreement. The purchase price and all negotiations relating to the transaction were on an arm's length basis.

Item 7.           Exhibits

(a)           Financial Statements of Businesses Acquired

               Any required financial statements will be filed within 60 days after the date of this Form 8-K.

(b)           Pro Forma Financial Information

                Any required pro forma financial information will be filed within 60 days after the date of this Form 8-K.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHELSEA PROPERTY GROUP, INC. By: /s/ Michael J. Clarke Name: Michael J. Clarke Title: Senior Vice President and Chief Financial Officer

Dated: September 3, 2002